                                                                     Exhibit 8.1


                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is dated this 28th day of May 1999, and is made by and among Merritt Jesson, a married man residing in the State of Florida ("Seller") and Satellite Control Technologies Inc., a Nevada corporation ("Buyer").

The Seller owns ten thousand (10,000) shares of the common stock of DebitFone International, Inc., a Florida corporation ("DebitFone") which constitutes all of the issued and outstanding capital stock of DebitFone ("Stock").

The Seller desires to sell and the Buyer desires to purchase the Stock owned by Seller pursuant to the terms of this Agreement as hereinafter set forth.

Purchase and Sale On the Closing Date, Seller shall sell, issue, transfer, deliver and convey to Buyer the Stock, and Buyer shall purchase the Stock in exchange for 2,900,000 unregistered shares of the common stock of Buyer and 100,000 registered and free trading shares of the Buyer. At the Closing Date, the Seller shall deliver the share certificate(s) representing ownership of the Stock to Buyer free and clear of all liens and encumbrances issued in the name of Buyer. Simultaneously, Buyer shall deliver a share certificate(s) representing ownership of 2,900,000 unregistered shares of Buyer's common stock and 100,000 shares of registered and free trading share issued in the name of Seller.

Closing Date. This transaction shall close on June 30, 1990 at 12:00 p.m, (Pacific Daylight Time) in the offices of the Buyer or on such other date, time and place agreed to by the parties in writing ("Closing Date").

Registration Rights. Buyer agrees that the unregistered stock issued to Seller shall have "piggyback" registration rights meaning that if Buyer initiates a procedure to register shares of its stock pursuant to a secondary offering or other type of registration procedure prior to June 30, 2001, it shall include Seller's stock in the registration along with the other shares.

Appointment to the Board of Directors. Immediately upon the Closing Date, the Seller being the only member of the Board of Directors of DebitFone, shall appoint Khoren Shaginian and Dennis Katangian, or such other individuals selected by Buyer prior to the Closing Date, to the Board of Directors of DebitFone.

Representations and Warranties of Seller. Seller, in his individual capacity and as president of DebitFone hereby represents and warrants to the Buyer, as of the Closing Date that:

         1. DebitFone is a "S" corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to conduct its business as now operated. Further, DebitFone is duly qualified to do business in each jurisdiction in which the nature of its business or character of its properties makes qualification necessary.

         2. DebitFone is authorized to issue ten thousand (10,000) shares of common stock, of which ten thousand (10,000) shares are issued and outstanding. At the Closing Date, there will be no other classes of stock authorized or outstanding. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Further, there are no outstanding options, warrants and/or agreements obligating Seller to issue stock to any individual or entity.

         3. Seller has caused to be delivered to Buyer certain financial statements for calendar years 1996, 1997 and 1998 and a balance sheet dated April 30, 1999 which have been prepared by DebitFone's Certified Public Accountant. The financial statements and balance sheet are in accordance with the books and records of DebitFone, prepared in accordance with generally accepted accounting principles consistently applied, are in all material respects true, correct and complete and reflect all activities of DebitFone as of the dates thereof.

         4. DebitFone shall have arranged for the cancellation of any and all debt owing to the Seller by DebitFone. Further, all obligations and indebtedness owed by DebitFone to any and all other persons or entities as of May 31, 1999 shall have been paid. However, Seller shall be entitled to the deposit placed as security on that certain lease entered into by DebitFone for the premises located at 4710 Eisenhower Blvd, Suite E-1, Tampa, Florida at the expiration of said lease.

         5. As of the Closing Date, all of the assets of DebitFone, be they fixed assets, personable property or real property shall be free and clear of all encumbrances.

         6. As of the Closing Date, DebitFone shall have no employees, employee benefit plan or any labor or employment agreements except for that certain agreement entered into by DebitFone to lease employees.

         7. There is no suit action or legal, administrative, arbitration or other proceeding pending, filed or initiated by or against Seller or DebitFone or pending or threatened against Seller or DebitFone.

         8. The business and operation of DebitFone have been and are being conducted without violation of or in less than full compliance with all applicable laws, ordinances, rules and regulations of all authorities, violation of which, individually or in the aggregate, would materially and adversely affect the business of DebitFone. The Seller and DebitFone have received no notice of any violation of any such law, ordinance, rule or regulation from any governmental authority.

         9. The current software to install codes ("airtime") for use in DebitFone's products is properly copyrighted in accordance with law and is in the name of DebitFone.

         10. DebitFone has the means, rights and information required to have manufactured, process, sell, offer for sale and use the items and perform the services as presently being manufactured, processed, offered for sale, sold or used or performed by DebitFone, including, without limitation the successful operation of the DebitFone Management System; the addition of time to a user's DebitFone by means of a credit card or by means of a prepaid cellular time card and the integration of the DebitFone system into the carrier network obtained for use by DebitFone.

         11. The Seller and DebitFone have duly and timely filed all federal, state and local tax returns required to be filed since the inception of DebitFone and all such returns are complete and correct in all respects.

         12. Seller will provide to Buyer a complete list showing the name of each bank or other financial institution in which DebitFone has on account or safety deposit box together with a list of all persons authorized to draw thereon or have access thereto.

Survival of Representations. The representations and warranties of the Seller contained in this Agreement shall survive the consummation of the transaction contemplated herein and any examination on behalf of the Buyer in accordance with the terms of this Agreement.

Indemnification. The Seller shall indemnify the Buyer in respect of all liabilities of DebitFone of any nature, whether accrued, absolute, contingent, or otherwise existing at the Closing Date, to the extent not reflected or reserved against in DebitFone's balance sheet of that date including, without limitation, any tax liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by DebitFone's income up to and including May 31, 1999.

Conditions Prior to Closing. The obligation of Buyer to consummate the transaction set forth herein is expressly subject to satisfaction on or prior to the Closing Date of each and every of the following conditions, any of which may be waived in writing by the Buyer.

         1. All representations and warranties by the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

         2. Prior to the Closing Date, Buyer shall conduct a customary due diligence investigation and in its sole discretion elect to go forward with the transaction after the completion of the investigation.

         3. There shall have been no material change in the financial condition, business, prospects, assets, properties, results of operations or capitalization of DebitFone from that reflected in the financial statements provided by Seller to Buyer.

Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Waiver. Waiver of any default or breach of this Agreement or misrepresentation of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach, default or misrepresentation.

Amendment. This Agreement cannot be modified or amended except by a writing signed by all the parties hereto including the spouse of the Seller.

Counterparts. This Agreement may be executed in one or more counterparts, all of which, together shall constitute a single agreement.

Attorneys' Fees. If any party hereto, including the spouse of Seller, bring an action as a result of any breach by any other party of its warranties or representation or such party's failure to fulfill or perform any of its covenants or obligations hereunder, then in such event, the prevailing party in any such action shall be entitled to its reasonable attorneys' fees in addition to any other relief to which it may be entitled.

Successors. This Agreement shall be binding upon, and inure to the benefit of the respective legal representatives, successors, and assigns of the parties.

Further Assistance. The parties hereto, including the spouse of Seller, hereby agree to execute and deliver all such documents and provide such information and to take any action necessary and required in order to effectuate the transaction contemplated by this agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                (Signature page and consent follows on next page)

SELLER

/s/ Merritt Jesson
----------------------------------------------------------
Merritt Jesson, individually and as President of DebitFone
SS# ###-##-####

                               CONSENT OF SPOUSE

I, Jeri Jesson, am the spouse of the Seller, Merritt Jesson. The shares of DebitFone to be sold pursuant to the terms of this Agreement constitute community property of our marital estate. I have read the terms of this Agreement and consent to the sale of the stock to Seller on the terms and conditions set forth herein.

                            /s/ Jeri Jesson
                            -------------------------
                                   Jeri Jesson
                                 SS# ###-##-####

BUYER
Satellite Control Technologies, Inc.

/s/ Kosti Shirvanian                             /s/ John Hartumian
---------------------------------                -------------------------------
Kosti Shirvanian, Shareholder                    John Hartumian, Shareholder

                           /s/ Khoren Sheginian
                           --------------------------
                           Khoren Sheginian, Director


Khoren,

I do have issues with this contract. I will discuss them the week of 7-6-99, but signed this agreement for everyone's comfort level.

                           /s/ Merritt Jesson
                           --------------------------
                           Merritt Jesson